Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-210094 on Form S-3 of our reports dated February 28, 2018, relating to (1) the 2017 consolidated financial statements and the retrospective adjustments to the 2016 consolidated financial statements of Willis Towers Watson Public Limited Company and subsidiaries, appearing in the Amendment No. 1 on Form 10-K/A of Willis Towers Watson Public Limited Company for the year ended December 31, 2017 and (2) the effectiveness of Willis Towers Watson Public Limited Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Willis Towers Watson Public Limited Company for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Philadelphia, PA

July 13, 2018